Duplicate

                                 Notarial record

written by me, JUDr. Jaroslava Mala of Most in m office at Moskevska 1/14 in Most this twenty-eighth day of September nineteen hundred and ninety-eight.

At the request of representatives of Prvni severozapadni teplarenska, a.s.. with its registered office in Komorany u Mostu, I have come to the stock corporation in Komo0any u Mostu today where an extraordinary general meeting of this Company took place.

I make the following

                                   attestation

regarding the course of deliberations of the Extraordinary General Meeting

1. The deliberations of the Extraordinary General Meeting were opened by Ing. Stefan Pallay, the Deputy Chairman of the Board of Directors and the Managing Director of the stock corporation, at 10:15 a.m. He stated that shareholders owning 96.22 % of the Company's registered capital were present at the moment of opening the Extraordinary General Meeting, according to the information of the employees authorized to tend the attendance list. The Extraordinary General Meeting had, thus, a quorum. Then he introduced members of the Company's Board of Directors and the Supervisory Board. He also stated that the announcement of the Extraordinary General Meeting with its agenda was published pursuant to
Section 184 Subsections 4 and 5 of the Commercial Code and Article 20 para. 5 and 6 in national wide daily newspapers, namely in Hospodarske noviny and in Mlada fronta Dnes and in the Commercial Bulletin on 26 August 1998. The decisive day with regard to the attendance at the Extraordinary General Meeting was 21 September 1998. The announcement of the Extraordinary General Meeting contained information that the shareholders may study the merger documents listed in
Section 69a Subsection 7 of the Commercial Code, in the Company's registered office from 26 August 1998 till the Extraordinary General Meeting on business days from 10 a m. to 2 p.m..

The merger project prepared by the Boards of Directors of both participating companies (Prvni severozapadni teplarenska, a.s., and Severoceske teplarny, a.s.) was published pursuant to Section 69a Subsection 3 and Section 769 of the Commercial Code and Article 59 para. 1 of the Articles of Association in the Commercial Bulletin and pursuant to Article 59 para. 1 of the Articles of Association in Hospodarske noviny and Mlada fronta Dnes on 26August 1998.

The draft resolution of the Extraordinary General Meeting on the merger was published pursuant to Section 220a Subsection 9 and Section 769 of the Commercial Code and Article 59 para 1 of the Articles of Association in the Commercial Bulletin on 26August 1998 and pursuant to Article 59 para 1 of the Articles of Association in Hospodarske noviny and Mlada fronta Dnes on the same day.

The draft resolution of the Extraordinary General Meeting that was to decide on the merger was sent to all known creditors of the Company pursuant to Section 220a para 9 of the Commercial Code on 26 August 1998.



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                                     Page 2

The draft resolution was sent to 59 creditors of the Company as a hand-to-hand delivery by registered mail. None of the creditors exercised his right to require a sufficient security of his receivables as to the day of the Extraordinary General Meeting.

Then Ing.  Stefan  Pallay  presented  the  agenda of the  Extraordinary  General
Meeting:

 1.      Approval of the Rules of Procedure and Voting,
 2. Election of a Chairman, Deputy Chairman of the General Meeting, minutes clerks, minutes verifiers and vote counters,
 3. Board of Directors' report on the extraordinary financial statement as of 3O June 1998,
 4. Supervisory Board's report on a review of the extraordinary financial statement,
 5. Approval of the extraordinary financial statement reviewed by an author,
 6. Board of Directors' report on the project of the merger of Prvni severozapadni teplarenska, a.s. and Severoceske teplarny, as,
 7. Supervisory Board's report on the result of a control of the work related to the merger,
 8. Decision on the merger of Prvni severozapadni teplarenska, a.s. and Severoceske teplarny, a.s. in accordance with the merger project of both companies,
 9.      Decision on changes in the Articles of Association,
10.      Election of members of the Board of Directors,
11. Recall and election of Supervisory Board members elected by the General Meeting.

The first item on the agenda was an approval of the Rules of Procedure and Voting at the General Meeting that is enclosed hereto as Attachment 1. The shareholders received this document upon signing the shareholders' attendance list.

Then the Extraordinary General Meeting voted on the Rules of Procedure and Voting, using the voting slip marked as the 1st voting block After the voting, Ing. Pallay said that the Rules of Procedure and Voting were approved according to the written statement of the vote counters.

Shareholders having 968,297 shares, i.e. 100 % shares present at the General Meeting supported the motion, no shareholder, i.e. 0% shares present at the General Meeting, voted against the motion, 0 share, i.e. 0% shares present at the General Meeting, abstained from voting,

The General Meeting approved the Rules of Procedure and Voting enclosed as Attachment 1 hereto

2. The second item on the agenda was an election o the Extraordinary General Meeting's bodies. Ing. Stefan Pallay submitted the following proposals for an election of the General Meeting's bodies: The nominee for the General Meeting's Chairman was Ing. Lubos Jarolimek, the nominee for the General Meeting's Deputy Chairman was Ing. Stefan Pallay, the nominees for minutes clerks were Ms. Nadezda Ruzkova and Ing. Jaroslav Prusa, the nominees for vote counters were Ing. Milan Ficek and Ing. Antonin Chladek, the nominees for verifiers of the minutes were Ing. Ales Novak and Ing. Frantisek Pracny.4

Then the General Meeting took the vote on the submitted motions using the voting slip marked as the 2nd voting block

After the voting, Ing. Pallay said that according to the report of the vote counters, Ing.Lubos Jarolimek had been elected the Chairman of the General Meeting. Shareholders having 968,297 shares, i.e. 100% shares present at the General Meeting, supported him as a nominee. No shareholders, i.e. 0% shares present at the General Meeting, voted against this motion, no shareholders, i.e. 0% shares present at the General Meeting, abstained from voting, 0 shares, i.e. 0% shares present at the General Meeting, did not vote

Ing. Stefan Pallay was elected the Deputy Chairman of the General Meeting. Shareholders having 968,297 shares, i.e. 100% shares present at the General Meeting, supported him as a nominee. No shareholders, i.e. 0% shares present at the General Meeting, voted against this motion, no shareholders, i.e. 0% shares present at the General Meeting, abstained from voting, 0 shares, i.e. 0% shares present at the General Meeting, did not vote



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                                     Page 3

Mrs. Nadezda Ruzkova and Ing. Jaroslav Prusa a were elected minutes clerks of the Extraordinary General Meeting. Shareholders having 968,297 shares, i.e. 100% shares present at the General Meeting, supported them as nominees. No shareholders, i.e. 0% shares present at the General Meeting, voted against this motion, no shareholders, i.e. 0% shares present at the General Meeting, abstained from voting, 0 shares, i.e. 0% shares present at the General Meeting, did not vote.

Ing. Milan Ficek and Ing. Antonin Chladek were elected vote counters of the General Meeting. Shareholders having 968,297 shares, i.e. 100% shares present at the General Meeting, supported them as nominees. No shareholders, i.e. 0% shares present at the General Meeting, voted against this motion, no shareholders, i.e. 0% shares present at the General Meeting, abstained from voting, 0 shares, i.e. 0% shares present at the General Meeting, did not vote.

Ing. Alesg Novak and Ing Frantisek Pracny were elected verifiers of the General Meeting minutes. Shareholders having 968,297 shares, i.e. 100% shares present at the General Meeting, supported them as nominees. No shareholders, i. e. 0% shares present at the General Meeting, voted against this motion, no shareholders, i.e. 0% shares present at the General Meeting, abstained from voting, 0 shares, i.e. 0% shares present at the General Meeting, did not vote.

3. Ing. Lubos Jarolimek, the elected Chairman of the Extraordinary General Meeting, started to conduct the deliberations of the General Meeting. He thanked for the vote of confidence and invited Ing. Stefan Pallay, the Deputy Chairman of the General Meeting, to present the Board of Directors' report on the extraordinary financial statements as to 30 June 1998, i.e. for the period of 1 January 1998 to 30 June 1998, including the auditor's report.

Ing. Pallay stated among others that the extraordinary financial statements had been prepared pursuant to Section 69a Subsection 7 of the Commercial Code and they had to give a true and fair view of the assets and liabilities, financial position and economic results as to 3OJune 1998

The  auditor  of  MK  Audit,   v.o.s.,   issued  his  statement   regarding  the
extraordinary financial statements "without reservation " on 29 July 1998

The Board of Directors' report recommended the Extraordinary General Meeting to approve the extraordinary financial statements as of 30 June 1998.

4. After Ing. Pallay had presented the report, the Chairman of the Extraordinary General Meeting asked Ing. Frantisek Pracny, the Chairman of the Supervisory Board, to present the Supervisory Board's report on a review of the extraordinary financial statements as of 30 June 1998. According to Ing. Pracny's report, the Supervisory Board reviewed the extraordinary financial statements for the period of 1 January 1998 to 30 June 1998 and was acquainted with the auditor's statement "without reservation ". He also stated that the audited extraordinary financial statements as of 30 June 1998, i.e. accounting records and evidence, were kept in a supportable way and in accordance with the relevant laws and generally binding regulations. The Supervisory Board recommended the Extraordinary General Meeting to approve the extraordinary financial statements as of 30 June 1998.

5. The fifth item on the agenda was an approval of the audited extraordinary financial statements. The Extraordinary General Meeting voted on this item using the voting slip marked as the 3rd voting block.

After the voting, Ing. Stefan Pallay stated that the extraordinary financial statements of the Company were approved according to the report of the vote counters, as shareholders having 968,297 shares, i.e. 100% shares present at the General Meeting, supported the extraordinary financial statements. No shareholder, i.e. 0% shares present at the General Meeting, voted against this motion, no shareholder, i.e. 0% shares present at the General Meeting, abstained from voting, 0 shares, i.e. 0% shares present at the General Meeting, did not vote.

6. The sixth item on the agenda was the Board of Directors' report on the project of the merger of Prvni severozapadni teplarenska, a.s., and Severoceske teplarny, a.s. The report was presented by Ing. Stefan Pallay who said among others that the merger project contains a number of fundamental and crucial data regarding the participating companies' identification (business name, legal form, registered office, Company Identification Number, registered capital, number of shares), as well as a



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                                     Page 4

valuation of the property and liabilities of the Company (property value, value of liabilities, net trade capital) and other substantial data, in particular:

a) Determination of the exchange rate, value of shares and exchange ratio: the exchange ratio of the value of the successor company share to the value of the share of the company to be wound-up, while the rounded-off ratio of the values equals 1:0,8. Thus, the shareholders of Severoceske teplarny, a.s., will become shareholders of the legal successor, i.e. Prvni severozapadni teplarenska, a.s., and they all receive eight shares of Prvni severozapadni teplarenska, a.s., having the nominal value of 100 CZK for each share of Severoceske teplarny, a.s., having the nominal value of 1,000 CZK, without undue delay after Severoceske teplarny, a.s., the wound-up company, is deleted from the Commercial Register.

b) The value of the net trade capital of Severoceske teplarny, a.s., falling to shares of Severoceske teplarny, a.s., which are subject to the share exchange, amounts to 1,834,993,000 CZK according to an expert's opinion, while the shareholders of Severoceske teplarny, a.s., receive shares of Prvni severozapadni teplarenska, a.s., the successor company, having the total nominal value of 906,623,200 CZK.

c) The equity of Severoceske teplarny, a.s., is transferred to Prvni severozapadni teplarenskai, a.s., with which this company will be merged.

d) The registered capital of Prvni severozapadni teplarenska, a.s., which amounted to 1,006,309, 000 CZK before the merger, will be increased by 906,623,200 CZK due to the merger. The registered capital will amount to 1,912,932,200 CZK after the merger.

e) The registered capital of Prvni severozapadni teplarenska, a.s., will be divided into 1,006,309 shares, having the nominal value of 1,000 CZK, after the merger. Each share having the nominal value of 1,000 CZK will be connected with ten votes and each share having the nominal value of 100 CZK will be connected with one vote.

f) Reserves created by the dissolved company shall not be charged in revenues, but they shall be posted in the value recorded in the accounting as to the date of the winding-up in the accounting of the successor company.

g) The company to be dissolved shall be wound-up by the General Meeting's decision as to the date of the General Meeting. 31 December 1998 shall be proposed as the day of recording the merger in the Commercial Register. Unless the merger is recorded as to that day, another possible day of recording the merger shall be the last calendar day of each following month. The day of recording the changes in the Commercial Register shall be the merger day.

h) The number of the Board of Directors' members in the successor company shall increase to ten members, this provision shall be in effect from the merger day. The number of the Supervisory Board's members in the successor company shall increase to five members; this provision shall be in effect from the merger day.

Further he said among others that the project of the merger of Severoceske teplary, a.s., and Prvni severozapadni teplarenska, a.s., had been published together with the draft resolution of the Extraordinary General Meeting in Hospodarske noviny and Mlada fronta Dnes on 26 August 1998. It was also published in the Commercial Bulletin on the same day.

Finally, Ing. Stefan Pallay said that the Board of Directors of Prvni severozapadni teplarenska a.s., recommended to the Extraordinary General Meeting on the basis of the submitted merger project (Attachment No. 2 hereof) and the draft resolution of the Extraordinary General Meeting, to approve the merger of Prvni severozapadni teplarenska, a.s., and Severoceske teplarny, a.s., in the extent and under the conditions set in the merger project and in the draft resolution of the Extraordinary General Meeting concerning the merger of these stock corporations (Attachment No. 3 here of).

7. The Chairman of the Extraordinary General Meeting asked Ing. Frantisek Pracny to present the Supervisory Board's report on the results of a control of the work related to the merger of the companies. Ing. Frantisek Pracny stated that the Ordinary General Meeting held on 24 June 1998 had ordered the Supervisory Board to control the work related to the merger of the companies on an ongoing basis within its task to review the Board of Directors' competency performance. It was to present its results to the General Meeting that should decide on the merger of both companies. The Supervisory Board discussed the published merger project and opinions of independent experts on



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                                     Page 5

whose basis the project had been prepared. The Supervisory Board stated that the expert's opinions had been prepared by qualified and duly licensed experts in compliance with the valid legal rules.

The Supervisory Board recommended the Extraordinary General Meeting to approve the merger of Prvni severozapadni teplarenska, a.s., and Severoceske teplarny, a.s.

8. Then the Extraordinary General Meeting voted on the merger of Prvni severozapadni teplarenska a.s., and Severoceske teplarny, a.s., in accordance with the merger project and the draft resolution presented by the Board of Directors.

It voted using the voting slip marked as the 4th voting block.

After the voting, the Chairman of the Extraordinary General Meeting stated that the draft resolution of the Extraordinary General Meeting regarding the merger of Prvni severozapadni teplarenska, a.s., and Severoceske teplarny, a.s., had been approved as proposed by the Board of Directors according to the report of the vote counters, because shareholders having 968,297 shares, i.e. 100% shares present at the General Meeting, supported this motion. No shareholder, i.e. 0% shares present at the General Meeting, voted against this motion, no shareholder, i.e. 0% shares present at the General Meeting, abstained from voting, 0 shares, i.e. 0% shares present at the General Meeting, did not vote.

9. The Chairman of the Extraordinary General Meeting presented item No. 9, which is an approval of changes in the Articles of Association of the Company. He said that the shareholders had received the comprehensive draft changes in the Articles of Association in writing and the present Articles of Association upon signing the attendance list. On these grounds the draft changes were not read. The Extraordinary General Meeting voted on the changes that are attached hereto as Attachment No. 4. It used the voting slip marked as the voting block..

After the voting, the Chairman of the Extraordinary General Meeting stated that the changes in the Articles of Association had been approved according to the report of the vote counters as shareholders having 968,297 shares, i. e. 100% shares present at the General Meeting, supported this motion. No shareholder, i.e. 0% shares present at the General Meeting, voted against this motion, no shareholder, i.e. 0% shares present at the General Meeting, abstained from voting, 0 shares, i.e. 0% shares present at the General Meeting, did not vote

10. The tenth item on the agenda was an election of the Board of Directors' members. The Chairman of the Extraordinary General Meeting said that the Board of Directors held on 30 July 1998 had discussed Ing. J Vladimir Prerad's written request as of 26 June 1998 regarding his resignation from the Board of Directors of Prvni severozapadni teplarenska a.s. The Board of Directors decided that the office performance. of Ing. Vladimir Prerad would terminate on the day on which his resignation would be discussed by the Board of Directors, i.e. on 30 July 1998. The Board of Directors appointed no substitute member. It proposed the Extraordinary General Meeting to elect Mr. Ronald James Tanski, born on 5 August 1952, residing at 99 Deerhurst Park Boulevard, Kenmore, New York 14217, the USA, as the eighth Board member. Mr. Tanski was asked if he agreed with his candidacy, and he agreed.

Then the Chairman of the Extraordinary General Meeting said that other two Board members had to be elected with regard to an increased number of Board of Directors' members (10 members) in the successor company. The Board of Directors proposed the following members with a deferred effect, i.e. as per the day on which the decision of the Commercial Court regarding changes in the company record (related to the merger) in the Commercial Register would take effect (deletion of the wound-up company and entry of changes in the successor company in the Commercial Register):

a) Mr. Josef Vanzura, personal identification number: 430608/102, residing at Vysoka Pec, Pysna 4, Chomutov county,

b) Ing.Emil Volkmann, personal identification number 360822/056, residing at SNP 1863, Louny.

These two nominees were asked if they agreed with their candidacy to the Board of Directors. Both of them answered that they agreed. Afterwards the Extraordinary General Meeting started voting on the submitted proposals using the voting slip marked as the 6th voting block; where in the first question there was the name Ronald James Tanski, in the second question there was the name of Josef Vanzura and at the third question there was the name of lng. Emil Volkmann



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                                     Page 6

After the voting, the Chairman of the Extraordinary General Meeting stated that all the nominees were elected. Each of them was supported by shareholders having 968,297 shares, i.e. 100% shares present at the General Meeting. No shareholder, i.e. 0% shares present at the General Meeting, voted against this motion; no shareholder, i.e. 0% shares present at the General Meeting, abstained from voting, 0 shares, i.e. 0% shares present at the General Meeting, did not vote

He also said that except for Mr. Ronald James Tanski, the other members of the Board of Directors, i.e. Mr. Josef Vanzura and Ing. Emil Volkmann, were elected members of the Board of Directors with a deferred effect, i.e. as per the day on which the decision of the Commercial Court regarding changes in the company record (related to the merger) in the Commercial Register would take effect (deletion of the wound-up company and entry of changes in the successor company in the Commercial Register).

11. The eleventh item on the agenda was a recall and an election of the Supervisory Board's members elected by the General Meeting.

The Board of Directors proposed the General Meeting to recall Mr. Stanislav Kolar, born on 9 April 1963, residing at Vodickova 25, Prague 1, with a deferred effect, i.e. as per the day on which the decision of the Commercial Court regarding changes in the company record (related to the merger) in the Commercial Register would take effect.

Then the General Meeting voted using the voting slip marked as the 7th voting block

After the voting, the Chairman of the General Meeting informed the attending shareholders that Mr. Stanislav Kolar was recalled from the Supervisory Board as to the day on which the decision of the Commercial Court regarding changes in the company record (related to the merger) in the Commercial Register would take effect. His recall was supported by shareholders having 968,297 shares, i.e. 100% shares present at the General Meeting. No shareholders, i.e. 0% shares present at the General Meeting, voted against this motion, no shareholders, i.e. 0% shares present at the General Meeting, abstained from voting, 0 shares, L e. 0% shares present at the General Meeting, did not vote.

12. The next item on the agenda was an election of the Supervisory Board's members. The Chairman of the Extraordinary General Meeting said that the number of the Supervisory Board's members was increased to five members due to a change in the Articles of Association. Three members had to be still elected, while one of them should be elected by employees of the Company pursuant to Section 200 Subsection 1 of the Commercial Code and Article 39 para 5 of the Articles of Association after the decision of the Commercial Court regarding changes in the company record (related to the merger) in the Commercial Register will take effect.

The Board of Directors proposed the Extraordinary General Meeting to elect two nominees for the Supervisory Board's members with a deferred effect, i.e. as per the day on which the decision of the Commercial Court regarding changes in the company record (related to the merger) in the Commercial Register would take effect (deletion of the wound-up company and entry of changes in the successor company in the Commercial Register).

These nominees were:

Jaroslav Kubera personal identification number: 470216/020, residing at Petra Bezruce 2656/17, Teplice, Jarmila Folprechtova, personal identification number:
475901/120, residing at Letna 222, Mimon IV.

Both nominees were asked if they agreed with their candidacy. Since they agreed, the Extraordinary General Meeting started voting on this motion, using the voting slip marked as the 8th voting block, where in the first question there was the name of Jaroslav Kubera and in the other question there was the name of Jarmila Folprechtova. After the voting, the Chairman of the General Meeting informed the attending shareholders that both nominees were elected members of the Supendsory Board. Each of them was supported by shareholders having 968,297 shares, i.e. 100% shares present at the General Meeting. No shareholders, i.e. 0% shares present at the General Meeting, voted against this motion, no shareholders, i.e. 0% shares present at the General Meeting, abstained from voting, 0 shares, i.e. 0% shares present at the General Meeting, did not vote. At the same time, the Extraordinary General Meeting decided that these two nominees were elected with a deferred effect, i.e. as per the day on which the decision of the Commercial Court regarding changes in the company



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                                     Page 7

record (related to the merger) in the Commercial Register would take effect (deletion of the wound-up company and entry of changes in the successor company in the Commercial Register).

13. Thefollowing attachments are integral parts of this notarial record:
Attachment No. 1: Rules of Procedure and Voting of the General Meeting, Attachment No. 2: Project of the merger of Severoceske teplarny, a.s., and Prvni severozapadni teplarenska, a.s., prepared pursuant to Section 69a Subsection 3 of the Commercial Code,
Attachment No. 3: Draft resolution of the Extraordinary General Meeting, presented by the Board of Directors and regarding the merger of Severoceske teplarny, a.s., and Prvni severozapadni teplarenska, a.s., Attachment No. 4: Draft of changes in the Articles of Association,
Attachment No. 5: Expert's opinion No. 1542/1998 of the expert's ledger, as of 17 August 1998:
"Expert's Report pursuant to Section 69a Subsection 4 of the Commercial Code on a Project of a Merger of Two Companies", Attachment No. 6.- Expert's opinion No. 40/1998, as of 18 August 1998:
"Expert's Report pursuant to Section 69a Subsections 4 and 5 of the Commercial Code on the Results of a Review of the Merger Project".

Since all the items on the agenda were discussed, the Chairman of the General Meeting finished the Extraordinary General Meeting at 11:20 am

I, the notary, wrote out this notarial record and signed it in my own hand.

         L.S.

                                                           Jaroslava Mala

                                   notary, in her own hand